Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 3 dated February 17, 2026 relating to the Common Stock, par value $0.001 per share, of SCYNEXIS INC shall be filed on behalf of the undersigned.

KINGDON CAPITAL MANAGEMENT, L.L.C. By: /s/ Richard Weinstein
Name: Richard Weinstein
Title: Chief Operating Officer & General Counsel

MARK KINGDON By: /s/ Mark Kingdon